EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

Made as of June 6, 2008

Between

APOLLO GOLD CORPORATION

and

ST ANDREW GOLDFIELDS LTD.

and

FOGLER, RUBINOFF LLP

-i-

-ii-

-iii-

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 6th day of June, 2008.

BETWEEN:

APOLLO GOLD CORPORATION, a corporation continued under the laws of the Yukon Territory

(hereinafter referred to as the "Purchaser")

- and -

ST ANDREW GOLDFIELDS LTD., a corporation amalgamated under the laws of the Province of Ontario

(hereinafter referred to as the "Vendor")

- and -

FOGLER, RUBINOFF LLP

(hereinafter referred to as the "Trustee")

WHEREAS:

1.	The Vendor owns certain property and assets relating to its Stock Mill Complex (as defined herein) located near Timmins, Ontario;

2.	The Vendor wishes to sell, and the Purchaser wishes to purchase, the assets relating to the Stock Mill Complex, upon the terms and subject to the conditions hereinafter contained;

3.	The Trustee agrees to act as trustee pursuant to the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the sum of $1.00 of lawful money of Canada and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

ARTICLE 1
INTERPRETATION

1.1           Defined Terms

In this Agreement and in the schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a)	"Additional Properties" means the real properties owned by the Vendor, which are described in Schedule "G" attached hereto;

(b)	"Affiliate" has the meaning given to it in the Business Corporations Act (Ontario);

(c)	"Apollo Shares" means up to the 28,675,000 common shares in the capital stock of the Purchaser owned by the Vendor;

(d)
"Assigned Contracts" means (i) all Mining Leases entered into between the Vendor and third parties relating to the Stock Mill Complex which are included in the Purchased Assets and (ii) the contracts set out in Schedule "H" hereto;

(e)
"Assumed Liabilities" means collectively the liabilities of the Vendor which are to be assumed by the Purchaser pursuant to sections 2.3 and 2.4 hereof and the royalties set out under the heading "Royalty Interest" on Schedule "A" attached hereto;

(f)	"Business Day" means any day other than a day which is a Saturday, a Sunday or a statutory holiday in Toronto, Ontario;

(g)	"Clavos Property" means a mineral property owned by the Vendor located near the Stock Mill Complex;

(h)	"Completion Date" means June 30, 2008 or such other date (i) as set out in an Extension Notice, or (ii) as the Vendor and Purchaser may agree upon in writing;

(i)
"Completion Notice" means a notice from the Purchaser and the Vendor to the Trustee confirming that (i) the Purchaser has the funds necessary to complete the transaction, and (ii) all other conditions to the completion of the transactions contemplated by this agreement have been satisfied or waived;

(j)	"Completion Time" means 2:00 p.m. in Toronto on the Completion Date or such other time on the Completion Date as the parties hereto may agree upon;

(k)
"Document Registration Agreement" means, where the transaction is to be completed by electronic registration as described in section 9.1(e) hereof, a document registration agreement in the form as is recommended from time to time by the Law Society of Upper Canada, amended to conform to the terms of this Agreement, or as otherwise agreed between the parties;

(l)
"Encumbrances" means mortgages, charges, pledges, royalties, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(m)
"Environmental Laws" means applicable common law and any federal, provincial, municipal or local law, statute, by-law, ordinance, regulation, rule, order, decree, permit, agreement, judicial or administrative decision, injunction or legally binding requirement of any governmental entity which relates to or otherwise imposes liability or standards of conduct concerning discharges, spills, releases or threatened releases of noises, odours or any substances into, or the presence of noises, odours or any substances in, ambient air, ground or surface water or land, municipal or other works (including sewers and storm drains) or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, discharge, release, disposal, clean up, transport or handling of substances, as in effect on the date hereof;

(n)	"ETA" means Part IX of the Excise Tax Act (Canada), as amended, together with the regulations to such Part, as amended;

(o)
"Extension Notice" means a written notice of extension provided by the Purchaser to the Vendor and the Trustee at least 5 Business Days prior to June 30, 2008 indicating that it wishes to extend that Completion Date to a date beyond June 30, 2008, which date must be prior to August 29, 2008;

(p)	"First Deposit" has the meaning ascribed to that term in section 2.7 hereof;

(q)
"Material Adverse Effect" means any change, effect, event or occurrence that is, or could reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, obligations, operations or financial condition of the Purchased Assets.

(r)
"Mining Leases" means the leases and the agreements to lease between the Vendor and third parties in respect of those properties shown on Schedule "A" with the words "Mining Lease" under the heading "Type";

(s)	"MNDM" means the Ontario Ministry of Northern Development and Mines;

(t)	"Pavlica Agreement" means an agreement made the 21st day of May, 1996 between the Vendor and Mary Pavlica;

(u)	"Permitted Encumbrances" means;

(i)
Encumbrances for taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable (taking into account any relevant grace periods), in respect of which the Vendor has established on its books reserves to the extent required by generally accepted accounting principles considered by it and its auditors to be adequate therefore;

(ii)
rights reserved to or vested in any governmental authority by the terms of any lease, licence, franchise, grant or permit, or by any statutory provision, to terminate the same, to take action which results in an expropriation, to designate a purchaser of any of the Purchased Assets or to require annual or other payments as a condition to the continuance thereof;

(iii)
construction, contractors’, mechanics’, carriers’, warehousemen’s, suppliers’ and materialmen’s liens and Encumbrances in respect of vacation pay, workers’ compensation, unemployment insurance or similar statutory obligations, provided the obligations secured by such Encumbrances are not yet due and payable and, in the case of construction liens, which have not yet been filed or for which the Vendor has not received written notice of a Encumbrance;

(iv)
zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially impair the use of such property by the Vendor in the operation of its business;

(v)
security given by the Vendor to a public utility or any governmental authority, when required by such utility or governmental authority in connection with the operations of the Vendor in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the Purchased Assets or materially impair their use, including, without limitation, Encumbrances given in connection with reclamation bonds, environmental bonds or operating permits;

(vi)	the reservation in any original grants from the Crown of any land or interest therein and statutory exceptions to title;

(vii)	title defects or irregularities which are of a minor nature and which do not materially detract from the value of the assets of the Vendor encumbered thereby;

(viii)	the royalties existing in respect of the Purchased Assets as set out under the column headed "Royalty Owner" on Schedule "A" hereto; and

(ix)	the extension, renewal or refinancing of any of the above;

(v)
"person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and any other form of entity or organization;

(w)	"Purchase Price" means the sum of $20,000,000, less applicable adjustments as provided for herein;

(x)	"Purchased Assets" has the meaning set out in section 2.1 hereof;

(y)	"Real Properties" means the real properties owned by the Vendor and shown on Schedule "A" with the word "Patent" under the heading "Type";

(z)	"Registration Statement" means the registration statement on Form S-3 which was declared effective on May 7, 2008 by the SEC to register the Apollo Shares for resale pursuant to section 6.2(b) hereof;

(aa)	"Rights" has the meaning given in section 2.2 hereof;

(bb)	"SEC" means the United States Securities and Exchange Commission;

(cc)	"Second Deposit" has the meaning given in section 2.7 hereof;

(dd)	"Stock Mill Complex" means the assets of the Vendor located in Timmins, Ontario and known as the Vendor's "Stock Mill" complex;

(ee)	"Transfer Documents" means:

(i)	all conveyance documents required to transfer title to the Purchased Assets, duly executed by the Vendor;

(ii)	all documents necessary to discharge any Encumbrance registered against any of the Purchased Assets; and

(iii)	all other documents required or contemplated to be delivered to the Trustee to transfer title to the Purchased Assets hereunder;

(ff)	"Transfer Date" means the date of this Agreement;

(gg)	"Trust Closing" has the meaning given in section 10.2;

(hh)	"Trust Conditions" has the meaning given in section 3.5;

(ii)	"Trust Period" means the period from and including the Transfer Date to and including the Completion Date;

(jj)	"Ultimate Owner" means:

(i)	if the Trust Condition is fulfilled, the Purchaser; or

(ii)	if the Trust Condition is not fulfilled, the Vendor;

(kk)	"Unpatented Mineral Claims" means the mineral claims recorded in the name of the Vendor listed in Schedule “A” attached hereto; and

(ll)
"Warranty Claim" means a claim made by either the Purchaser or the Vendor based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by the other party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby.

1.2           Best of Knowledge

Any reference herein to "the best of the knowledge" of the Vendor will mean the actual knowledge of the President and the Chief Financial Officer of the Vendor and the knowledge which either of them would have if they had conducted a reasonably diligent inquiry into the relevant subject matter.

1.3           Schedules

The schedules which are attached to this Agreement are incorporated into this Agreement by reference and are deemed to be part hereof.

1.4           Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

1.5           Choice of Law and Attornment

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.6           Interpretation Not Affected by Headings or Party Drafting

The division of this Agreement into articles, sections, paragraphs, subparagraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules hereto and not to any particular article, section, paragraph, subparagraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.7           Number and Gender

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)	words in the singular number include the plural and such words shall be construed as if the plural had been used;

(b)	words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c)
words importing the use of any gender shall include all genders where the context or party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

1.8           Time of Essence

Time shall be of the essence hereof.

ARTICLE 2
PURCHASE AND SALE

2.1           Purchased Assets

On the terms and subject to the fulfillment of the conditions hereof, the Vendor hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendor, the following properties, assets, rights and interests of the Vendor related to the Stock Mill Complex (the "Purchased Assets"):

(a)	Real Properties: all right, title and interest of the Vendor in the Real Properties, including the buildings and fixtures situated thereon;

(b)	Mining Leases: all right, title and interest of the Vendor in the Mining Leases;

(c)	Unpatented Mineral Claims: all right, title and interest of the Vendor in the Unpatented Mineral Claims;

(d)
Machinery, Equipment and Furniture: all machinery, equipment, tools, furniture, furnishings and other miscellaneous items used in or relating to the Stock Mill Complex listed in Schedule "B" attached hereto;

(e)
Core Samples and Data: all books, records, files and documents relating to the Real Properties, the Mining Leases and the Unpatented Mineral Claims, including without limitation, geological mapping studies, geological modelling studies, assay results, core samples, proposed drilling programs, geological reports, scoping studies, metallurgical studies, reports and studies prepared by third parties with respect to the Stock Mill Complex, reports and studies prepared by the Vendor with respect to the Stock Mill Complex and any other documents and information, in any format or media whatsoever, relating thereto;

(f)	Regulatory Licences: all licences, permits, registrations and qualifications relating to the Stock Mill Complex required by any governmental or regulatory authority, to the extent transferable; and

(g)	Assigned Contracts: all right, title and interest of the Vendor in the Assigned Contracts, to the extent assignable.

Notwithstanding anything contained herein, in the event that the Pavlica Agreement is determined to be unenforceable, it will not be included as part of the Purchased Assets.

2.2           Unassignable Contracts

If any rights, benefits or remedies (hereinafter, in this section, collectively called the "Rights") under any Assigned Contracts are not assignable by the Vendor to the Purchaser without the consent of the other party thereto and such consent is not obtained, then, unless the Purchaser exercises its rights under section 9.2 hereof:

(a)	the Vendor will hold the Rights for the benefit of the Purchaser; and

(b)
the Vendor will, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser shall specify, take all such actions and do all such things as shall, in the opinion of the Purchaser, be necessary or desirable in order that the obligations of the Vendor under such Assigned Contracts may be performed in a manner such that the value of the Rights shall be preserved and shall enure to the benefit of the Purchaser.

2.3           Assumed Liabilities.

The Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfill, from and after the Completion Date: (i) the Assumed Liabilities, (ii) the obligations arising out of or relating solely to an event, act or occurrence that takes place after the Completion Date under the Assigned Contracts; and (iii) all liabilities relating to the Purchased Assets under Environmental Laws provided that such liabilities do not arise out of or relate to an event, act or occurrence that takes place prior to the Completion Date.

2.4           MNDM Bonding

From and after the Transfer Date, the Purchaser will assume and thereafter pay, perform, discharge and satisfy the bonding requirements imposed by the MNDM in respect of the Stock Mill Complex as follows:

(a)	the Purchaser shall assume the obligations of the Vendor under various orders and closure plans relating to the Stock Mill Complex issued by the MNDM, as listed in Schedule "C" hereto;

(b)
the Purchaser shall provide its own bonding and cash security, in such amount as the MNDM may require, in each case as soon as reasonably possible after the Completion Time and in any event within 12 months from the date of this Agreement; and

(c)
in the event that the MNDM has not repaid to the Vendor the sum of $1,211,245.11, representing the amount paid by the Vendor in respect of bonding requirements for the Stock Mill Complex within 12 months of the date of this Agreement, the Purchaser shall, within 7 days following the 1st anniversary date of this Agreement, pay such amount to the Vendor.

2.5          Retained Liabilities and Indemnity

Except with respect to the Assumed Liabilities, the Purchaser will not assume and will not be liable for, and the Vendor will indemnify the Purchaser from and against, all obligations, commitments and liabilities of and claims against the Vendor (whether absolute, accrued or contingent) relating to the Stock Mill Complex. Without limiting the generality of the foregoing, it is agreed that the Purchaser will have no liability for any of the following obligations or liabilities:

(a)	all liabilities in respect of all indebtedness of the Vendor to all persons (other than the MNDM bonding obligations referred to in paragraph 2.4(a) hereof);

(b)
all liabilities for all taxes, duties, levies, assessments and other such charges, including any penalties, interests and fines with respect thereto, payable by the Vendor to any federal, provincial, municipal or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, including, without limitation, any taxes in respect of or measured by the sale, consumption or performance by the Vendor of any product or service prior to the Completion Date and any tax pursuant to the Employer Health Tax Act (Ontario) or any similar legislation in respect of all remuneration payable to all persons employed in the Stock Mill Complex prior to the Completion Date;

(c)
all liabilities for salary, bonus, vacation pay, severance payments, damages for wrongful dismissal and other compensation and all liabilities under employee benefit plans of the Vendor relating to employment of all persons in the Stock Mill Complex prior to the Completion Date; and

(d)
subject to section 6.1(a), all liabilities for claims for injury, disability, death or workers' compensation arising from or related to employment in the Stock Mill Complex prior to the Completion Date.

2.6           Purchase Price

The price payable by the Purchaser to the Vendor for the Purchased Assets will be the sum of $20,000,000, subject to adjustments as described in section 2.5 and section 4.1(k) herein.

2.7           Payment of Purchase Price

The Purchase Price will be paid and satisfied as follows:

(a)
Concurrently with the execution of this Agreement, the Purchaser will pay to the Vendor by certified cheque or bank draft, the sum of $1,500,000 (hereinafter, in this section, called the "First Deposit") as a deposit. The First Deposit will be dealt with in accordance with the following provisions:

(i)	if the purchase and sale of the Purchased Assets is completed at the Completion Time, the First Deposit will be applied toward satisfaction of the Purchase Price;

(ii)
if the purchase and sale of the Purchased Assets is not completed for any reason other than the failure of the Purchaser to satisfy any of the conditions set out in section 9.3 hereof, the First Deposit shall be returned to the Purchaser without interest; and

(iii)
if the purchase and sale of the Purchased Assets is not completed due to the failure of the Purchaser to satisfy any of the conditions set out in section 9.3 hereof, then the First Deposit shall be forfeited and retained by the Vendor in full satisfaction of all damages, losses, costs and expenses incurred by the Vendor, and the Vendor acknowledges that it will not have any other remedy or claim against the Purchaser as a result of the sale of the Purchased Assets not being completed.

(b)
Subject to section 2.7(c), at the Completion Time, the Purchaser will pay to the Vendor, by certified cheque or bank draft, the balance of the Purchase Price, being $18,500,000, less applicable adjustments as described in section 2.5 and section 4.1(k) herein.

(c)	If the Purchaser provides the Extension Notice to the Vendor and the Trustee, the Purchaser shall:

(i)	pay to the Vendor at the time of delivery of the Extension Notice the sum of $10,000,000 representing a further deposit (the "Second Deposit") to be applied against the Purchase Price;

(ii)
if the purchase and sale of the Purchased Assets is not completed for any reason other than the failure of the Purchaser to satisfy any of the conditions set out in section 9.3 hereof, the First Deposit and the Second Deposit (collectively the "Deposits") shall be returned to the Purchaser without interest;

(iii)
if the purchase and sale of the Purchased Assets is not completed due to the failure of the Purchaser to satisfy any of the conditions set out in section 9.3 hereof, then the Deposits shall be forfeited and retained by the Vendor in full satisfaction of all damages, losses, costs and expenses incurred by the Vendor, and the Vendor acknowledges that it will not have any other remedy or claim against the Purchaser as a result of the sale of the Purchased Assets not being completed; and

(iv)	pay interest on the unpaid portion of the Purchase Price from June 30, 2008 to the Completion Date at the rate of 12% per annum, calculated daily and payable on the Completion Date.

2.8           Allocation of Purchase Price

The Purchase Price shall be allocated among the Purchased Assets in the manner provided by Schedule "D" attached hereto. The Vendor and the Purchaser shall file their respective tax returns prepared in accordance with such allocation.

2.9           Section 167(1) ETA Joint Election

The parties hereto agree that they shall elect jointly under subsection 167(1) of the ETA and under any similar provision of any applicable provincial legislation, in the form prescribed for the purposes of that provision, in respect of the sale and transfer of the Purchased Assets hereunder which would have the effect of exempting the purchase and sale of the Purchased Assets from the Goods and Services Tax.

2.10         Payment of Taxes

The Purchaser shall be liable for and shall pay all applicable federal and provincial sales taxes, land transfer taxes, goods and services taxes, excise taxes and all other taxes (other than income taxes of the Vendor), duties and other like charges properly payable upon and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser. The Vendor will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligation in an efficient manner.

ARTICLE 3
TRUST PROVISIONS

3.1           Transfer of Title Documents in Trust

The Vendor and the Purchaser hereby appoint the Trustee to act as trustee with respect to the Transfer Documents. The Trustee accepts its duties and responsibilities as set forth under this Agreement, and the Transfer Documents deposited, as a trustee.

3.2           Acknowledgment of Receipt of Transfer Documents

The Trustee acknowledges receipt of the Transfer Documents.

3.3           Declaration of Trust

(a)
The Trustee hereby declares and agrees to act as trustee of the Trust Documents and to hold and administer the Transfer Documents in trust for the use and benefit of the Ultimate Owner, its successors and permitted assigns, subject to the terms and conditions of this Agreement, such trust to constitute the trust (the “Trust”) hereunder. The appointment of the Trustee hereunder shall be conditional upon the delivery of the Transfer Documents to the Trustee on the Transfer Date.

(b)	The Trustee hereby acknowledges and agrees that during the Trust Period:

(i)
it will hold the legal title to the Transfer Documents as Trustee for the sole benefit of the Ultimate Owner as beneficial owner, and the equitable and beneficial interest in the Transfer Documents will be vested solely and exclusively in the Ultimate Owner; and

(ii)
any benefit, interest, profit or advantage arising out of or accruing from the Transfer Documents or from the Purchased Assets during the Trust Period is and will continue to be a benefit, interest, profit or advantage of the Ultimate Owner and if received by the Trustee will be received and held by the Trustee for the sole use, benefit and advantage of the Ultimate Owner, and the Trustee will account to the Ultimate Owner for any money or other consideration paid to or to the order of the Trustee in connection with the Transfer Documents.

(c)
The Trust and the Vendor and the Purchaser are not, shall not be deemed to be and shall not be treated as, a general partnership, limited partnership, society, syndicate, association or joint venture, nor shall the Trustee or the Vendor and the Purchaser or any of them or any person be, or be deemed to be, treated in any way whatsoever as liable or responsible hereunder as partners or joint venturers. The Trustee is not and shall not be, or be deemed to be, an agent of the Vendor and the Purchaser except as expressly set out herein.

3.4           Amendment of Trust Conditions

The Trust Conditions may be amended by mutual written agreement of the Trustee, the Vendor and the Purchaser.

3.5           Satisfaction of Trust Conditions

Upon delivery of a Completion Notice and the contemporaneous delivery by the Purchaser to the Trustee of the balance of the Purchase Price owing hereunder by certified cheque or wire transfer in immediately available funds (the "Trust Conditions"), the Transfer Documents shall be dealt with as contemplated in section 9.1(e), with respect to the documents referred to therein, or released to the Purchaser, as the case may be, and once the registrations referred to in section 9.1(e) have been affected, the funds being held by the Trustee shall be paid over to the Vendor by certified cheque or wire transfer in immediately available funds, as more particularly set out in the Document Registration Agreement.

3.6           Non Satisfaction of Trust Conditions

In the event that the Trustee does not receive a Completion Notice on or before August 29, 2008 then the Trustee shall forthwith deliver the Transfer Documents to the Vendor and the Trust shall be at an end.

3.7           Release of Transfer Documents by Trustee

The Trustee will have no responsibility for the Transfer Documents that it has released to the Purchaser or the Vendor in accordance with the terms of this Agreement.

3.8           Fees and Expenses of Trustee

The Purchaser shall be responsible for paying all fees and expenses charged by the Trustee in connection with the services performed by the Trustee pursuant to this Agreement.

3.9           Indemnification

The Purchaser and the Vendor hereby jointly and severally agree to indemnify and hold harmless the Trustee, and its current and former partners, associates, employees and agents from and against any and all claims, demands, losses, penalties, costs, expenses, fees and liabilities, directly or indirectly arising out of, in connection with, or in respect of, this Agreement, except where same result directly and principally from gross negligence, wilful misconduct or bad faith on the part of the Trustee. This indemnity survives the release of the Transfer Documents, the resignation or termination of the Trustee and the termination of this Agreement.

3.10         Protection of Trustee

The Trustee will be protected in acting and relying reasonably upon any notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other paper or document (collectively referred to as "Documents") furnished to it and purportedly signed by any officer or person required to or entitled to execute and deliver to the Trustee any such Document in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine. The Trustee will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or Document, including the representative capacity in which a party purports to act, that the Trustee receives as a condition to a release from Trust of the Transfer Documents under this Agreement.

3.11        Retention of Professional Advisors

The Trustee may consult with or retain such advisors as it may reasonably require for the purpose of discharging its duties or determining its rights under this Agreement and may rely and act upon the advice of such advisors. The Trustee will give written notice to the parties as soon as practicable that it has retained an advisor. The Purchaser will pay or reimburse the Trustee for any reasonable fees, expenses and disbursements of such advisors.

3.12         Disagreements

In the event of any disagreement arising under the terms of this Agreement between the Purchaser and the Vendor, the Trustee will be entitled, at its option, to refuse to comply with any and all demands whatsoever until the dispute is settled either by a written agreement between the Purchaser and the Vendor or by a court of competent jurisdiction.

3.13         Limitation of Responsibilities

The Trustee will have no duties or responsibilities except as expressly provided in this Agreement and will have no duty or responsibilities under any other agreement, including any agreement referred to in this Agreement, to which the Trustee is not a party.

3.14         Right Not to Act

The Trustee will have the right not to act and will not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

3.15         Limitation of Liability

The Trustee will not be liable to any of the parties hereunder for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, wilful misconduct or gross negligence. Under no circumstances will the Trustee be liable for any special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1           Representations and Warranties by the Vendor

The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the completion of the other transactions hereunder:

(a)
Corporate Authority and Binding Obligation. The Vendor has good right, full corporate power and absolute authority to enter into this Agreement and to sell, assign and transfer the Purchased Assets to the Purchaser in the manner contemplated herein and to perform all of the Vendor’s obligations under this Agreement. The Vendor has taken all necessary actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and the sale and transfer of the Purchased Assets by the Vendor to the Purchaser. This Agreement is a legal, valid and binding obligation of the Vendor, enforceable against it in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b)
No Other Purchase Agreements. Except for Permitted Encumbrances and the Encumbrances contemplated to be discharged by Section 1.1(ee)(ii), no person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from the Vendor of any of the Purchased Assets, or any rights or interest therein.

(c)
Contractual and Regulatory Approvals. Except as specified in Schedule "E" attached hereto, the Vendor is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Vendor in connection with the execution, delivery or performance by the Vendor of this Agreement or the completion of any of the transactions contemplated herein.

Complete and correct copies of any agreements under which the Vendor is obligated to request or obtain any such consent have been provided to the Purchaser.

(d)	Registration under ETA. The Vendor is duly and validly registered under the ETA and holds Registration No. 86793 6841 RT0001.

(e)	Status and Governmental Licences.

(i)
The Vendor is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Vendor has all necessary corporate power to own its properties and to carry on its business as it is now being conducted.

(ii)
Schedule "F" sets out a complete and accurate list of all licences, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") held by or granted to the Vendor in connection with the Stock Mill Complex which are necessary in order to operate the business associated thereto. Each Licence is valid, subsisting and in good standing and the Vendor is not in default or breach in any material respect of any Licence.

(f)
Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendor, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations which are included in the Assumed Liabilities, under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of the Vendor;

(ii)
subject to obtaining the contractual consents referred to in Schedule "E" hereof, the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Vendor is a party or by which it is bound including, without limitation, any of the Assigned Contracts, or

(iii)
subject to obtaining the regulatory consents referred to in Schedule "E" hereof, any term or provision of any of the Mining Leases or any order of any court, governmental authority or regulatory body or any law or regulation.

(g)
Liabilities. There are no liabilities (contingent or otherwise) of the Vendor of any kind whatsoever in respect of which the Purchaser may become liable on or after the consummation of the transactions contemplated by this Agreement, except the Assumed Liabilities.

(h)	Tax Matters.

(i)
For purposes of this Agreement, the term "Governmental Charges" means and includes all taxes, customs duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, municipal, local or other government or governmental agency, authority, board, bureau or commission, domestic or foreign, in each case, relating to the Stock Mill Complex.

(ii)
The Vendor has paid, or by the Completion Date will have paid, all Governmental Charges which are due and payable by it on or before the date hereof. There are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the best of the knowledge of the Vendor threatened against the Vendor in respect of Governmental Charges.

(i)
Litigation. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Vendor) pending or, to the best of the knowledge of the Vendor, threatened in writing, by or against or affecting the Vendor which relate to the Stock Mill Complex or the Purchased Assets, at law or in equity, or before or by any court or any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which, in any case, could reasonably be expected to have a Material Adverse Effect on the Stock Mill Complex or the Purchased Assets.

(j)
Title to Assets. The Vendor is the recorded and beneficial owner of and has good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances, except for Permitted Encumbrances or as disclosed herein.

(k)
Insurance. The Vendor does not maintain insurance coverage in respect of the Purchased Assets. The Vendor agrees that the Purchaser shall add the Purchased Assets to its existing insurance policy and be named as loss payee in respect of the Purchased Assets and further agrees that the cost of such insurance coverage will be deducted from the Purchase Price. If the Purchaser shall receive any insurance proceeds arising from a claim in respect of the Purchased Assets which occurs prior to the Completion Date and the Purchaser does not complete the transactions contemplated herein, the Purchaser shall promptly forward such insurance proceeds to the Vendor.

(l)	Real Properties and Mining Leases.

(i)
Schedule "A" attached hereto lists all real properties included in the Purchased Assets and sets forth the property identification number (PIN) thereof. Except for Permitted Encumbrances and the Encumbrances contemplated to be discharged at the Completion Date by Section 1.1(ee)(ii), there are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Real Properties and Mining Leases or which would restrict the ability of the Vendor to transfer the Real Properties and Mining Leases. There are no leases, tenancies, licences or other rights of occupancy or use for any portion of the Real Properties, and no person other than the Vendor occupies or uses any portion of the Real Properties and Mining Leases.

(ii)
The Vendor is the absolute beneficial owner of, and has good and marketable title in fee simple to, the Real Properties and is the absolute beneficial owner of, and has good and marketable title to the leasehold interest in the Mining Leases, free and clear of any and all Encumbrances, except for:

(A)	Permitted Encumbrances; and

(B)	the Encumbrances contemplated to be discharged by Section 1.1.

(m)
Unpatented Mineral Claims. The Unpatented Mineral Claims have been properly tagged, staked and recorded in accordance with the laws of the Province of Ontario. All assessment work has been performed, filed and recorded to maintain the Unpatented Mineral Claims in good standing in accordance with the laws of the Province of Ontario.

(n)	Affiliates. No part of the Stock Mill Complex and none of the Purchased Assets are owned or operated by any Affiliate of the Vendor.

(o)
Partnerships or Joint Ventures. The Vendor is not, in relation to any part of the Stock Mill Complex, a partner or participant in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Vendor agrees to carry on any part of the Stock Mill Complex in such manner or by which the Vendor agrees to share any revenue or profit of the Stock Mill Complex with any other person, except pursuant to the royalties set out in Schedule "A".

(p)
Outstanding Agreements. The Vendor is not a party to or bound by any outstanding or executory agreement, contract or commitment, whether written or oral, relating to the Stock Mill Complex, except for any contract, lease or agreement described or referred to in this Agreement or in the schedules hereto, complete and correct copies of each of the contracts, leases and agreement described herein have been provided to the Purchaser.

(q)
Good Standing of Mining Leases. The Vendor is not in default or breach in any material respect of any of its obligations under any of the Mining Leases and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All Mining Leases are now in good standing and in full force and effect without amendment thereto, the Vendor is entitled to all benefits thereunder and, to the best of the knowledge of the Vendor, the other parties to such Mining Leases are not in default or breach of any of their obligations thereunder. The Vendor shall have obtained all necessary consents, including consent of MNDM and the Ontario Ministry of Natural Resources, for the transfer of the Mining Leases to the Purchaser on or at the Completion Date. There are no contracts, agreements, commitments, indentures or other instruments relating to the Stock Mill Complex under which the Vendor's rights or the performance of its obligations are dependent upon or supported by the guarantee of or any security provided by any other person.

(r)	Employees. The Vendor has, or at the Completion Date will have, no employees employed at the Stock Mill Complex.

(s)
Compliance with Laws. In relation to the Stock Mill Complex, the Vendor is not in violation in any material respect of any federal, provincial or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign, including, without limitation, Environmental Laws and any law, regulation or order relating to mineral exploration and development.

(t)
Complete Conveyance. The assets included in the Purchased Assets constitute all of the assets of the Vendor used in carrying on the Stock Mill Complex. The Purchased Assets include all rights, properties, interests, assets (both tangible and intangible) and agreements necessary to enable the Purchaser to carry on the Stock Mill Complex in the same manner and to the same extent as it has been carried on by the Vendor prior to the date hereof.

(u)	Vendor's Residency. The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(v)	Copies of Documents. Complete and correct copies (including all amendments) of all Assigned Contracts have been delivered to the Purchaser.

4.2           Representations and Warranties by the Purchaser

The Purchaser hereby represents and warrants to the Vendor as follows, and confirms that the Vendor is relying upon the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:

(a)
Corporate Authority and Binding Obligation. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has good right, full corporate power and absolute authority to enter into this Agreement and to purchase the Purchased Assets from the Vendor in the manner contemplated herein and to perform all of the Purchaser's obligations under this Agreement. The Purchaser has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Purchased Assets by the Purchaser from the Vendor. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

(b)
Contractual and Regulatory Approvals. The Purchaser is not under any obligation, contractual or otherwise to request or obtain the consent of any person, and no permits, licences, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein. Complete and correct copies of any agreements under which the Purchaser is obligated to request or obtain any such consent have been provided to the Vendor.

(c)
Compliance with Constating Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

(i)	any term or provision of any of the articles, by-laws or other constating documents of the Purchaser;

(ii)	the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

(iii)
any term or provision of any licences, registrations or qualification of the Purchaser or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

(d)	Registration under ETA. The Purchaser is duly and validly registered under the ETA and holds Registration No. 10251 3785 RT0002.

(e)	Investment Canada Act. The Purchaser is not a "non-Canadian" for purposes of and within the meaning of the Investment Canada Act (Canada).

ARTICLE 5
SURVIVAL AND LIMITATIONS OF REPRESENTATIONS AND WARRANTIES

5.1           Survival of Warranties by the Vendor

The representations and warranties made by the Vendor and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the Closing of the purchase of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, subject to the following provisions of this section.

(a)	Except as provided in paragraph (b) of this section, no Warranty Claim may be made or brought by the Purchaser after the date which is eighteen months following the Completion Date.

(b)
Any Warranty Claim which is based upon or relates to the title to the Purchased Assets or which is based upon intentional misrepresentation or fraud by the Vendor may be made or brought by the Purchaser at any time.

After the expiration of the period of time referred to in paragraph (a) of this section, the Vendor will be released from all obligations and liabilities in respect of the representations and warranties made by the Vendor and contained in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby except with respect to any claims made by the Purchaser in writing prior to the expiration of such period and subject to the rights of the Purchaser to make any claim permitted by paragraph (b) of this section.

5.2           Survival of Warranties by Purchaser

The representations and warranties made by the Purchaser and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the Closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendor or any other person or any knowledge of the Vendor or any other person, shall continue in full force and effect for the benefit of the Vendor provided that no Warranty Claim may be made or brought by the Vendor after the date which is eighteen months following the Completion Date.

5.3           Limitations on Warranty Claims

(a)
Neither the Purchaser nor the Vendor shall be entitled to make a Warranty Claim if the Purchaser or the Vendor, as applicable, has been advised in writing or otherwise has actual knowledge prior to the Completion Time of the inaccuracy, non-performance, non-fulfillment or breach which is the basis for such Warranty Claim and the Purchaser or the Vendor, as applicable, completes the transactions hereunder notwithstanding such inaccuracy, non-performance, non-fulfillment or breach.

(b)
The amount of any damages which may be claimed by the Purchaser or the Vendor, as applicable, pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Purchaser or the Vendor, as applicable, after giving effect to:

(i)	any insurance proceeds available to the Purchaser or the Vendor, as applicable, in relation to the matter which is the subject of the Warranty Claim, and

(ii)
the value of any related, determinable tax benefits realized, or to be realized within a two year period following the date of incurring such cost or loss, by the Purchaser or the Vendor, as applicable, in relation to the matter which is the subject of the Warranty Claim.

(c)
The Purchaser or the Vendor, as applicable, shall not be entitled to make any Warranty Claim until the aggregate amount of all damages, losses, liabilities and expenses incurred by the Purchaser or the Vendor, as applicable, as a result of all misrepresentations and breaches of warranties contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby, after taking into account paragraph (b) of this section, is equal to $100,000. After the aggregate amount of such damages, losses, liabilities and expenses incurred by the Purchaser or the Vendor, as applicable, exceeds $100,000, the Purchaser or the Vendor, as applicable, shall only be entitled to make Warranty Claims to the extent that such aggregate amount, after taking into account the provisions of paragraph (b) of this section, exceeds $100,000.

(d)
Notwithstanding any other provisions of this Agreement or of any agreement, certificate or other document made in order to carry out the transactions contemplated hereby, except the provisions of section 2.7(c), which shall not be so limited, the maximum aggregate liability of the Vendor or the Purchaser, as applicable, together in respect of all Warranty Claims by the Purchaser or the Vendor, as applicable, will be limited to $1,500,000.

ARTICLE 6
COVENANTS

6.1           Covenants by the Vendor

The Vendor covenants to the Purchaser that it will do or cause to be done the following:

(a)
Investigation of Purchased Assets. During the Trust Period, the Vendor will provide access to and will permit the Purchaser, through its representatives, to make such investigation of the operations, properties, assets and records of the Stock Mill Complex and of its legal condition as the Purchaser deems necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters. Without limiting the generality of the foregoing, during the Trust Period the Vendor will permit the Purchaser and its representatives to have access to the premises used in connection with the Stock Mill Complex, and will produce for inspection and provide copies to the Purchaser of:

(i)
all agreements and other documents referred to in section 4.1 hereof or in any of the schedules attached hereto and all other contracts, leases, licences, title documents, title opinions, documents relating to legal or administrative proceedings and all other documents of or in the possession of the Vendor relating to the Stock Mill Complex; and

(ii)	all other information which, in the reasonable opinion of the Purchaser's representatives, is required in order to make an examination of the Stock Mill Complex;

provided, however, that such investigations and inspections shall not mitigate or affect the representations and warranties of the Vendor hereunder, which shall continue in full force and effect. The Purchaser agrees to indemnify and hold the Vendor harmless for any damage to personal or real property and any damages for personal injury or death and any other liabilities of the Vendor resulting from the exercise of those rights granted by this section to the Purchaser.

(b)
Removal of Assets. During the Trust Period, the Purchaser shall not remove any assets relating to the Stock Mill Complex or conduct any business activity thereon, except as permitted pursuant to this Agreement or upon the prior written consent of the Vendor.

(c)
Environmental Remediation Work. During the Trust Period, the Purchaser and its authorized representatives shall be authorized to perform certain remediation work on the tailings dam of the Stock Mill Complex as required by the MNDM to satisfy work orders set out in Schedule "C" attached hereto, provided that the Purchaser acknowledges and agrees that it shall not be entitled to be indemnified by the Vendor for any costs it incurs pursuant to this section 6.1(c).

(d)	Conduct During Trust Period. Except as contemplated by this Agreement or with the prior written consent of the Purchaser, during the Trust Period the Vendor will:

(i)	maintain the security on the Stock Mill Complex as exists on the Transfer Date;

(ii)
take all actions within its control to ensure that the representations and warranties in section 4.1 hereof remain true and correct at the Completion Time, with the same force and effect as if such representations and warranties were made at and as of the Completion Time, and to satisfy or cause to be satisfied the conditions in section 9.1 hereof;

(iii)	promptly advise the Purchaser of any facts that come to its attention which would cause any of the Vendor's representations and warranties herein contained to be untrue in any material respect;

(iv)
take all action to preserve the Purchased Assets and the Stock Mill Complex and to maintain in full force and effect all agreements, including the Mining Leases, relating to the Stock Mill Complex to which the Vendor is a party, and take all other action reasonably requested by the Purchaser in order that the condition of the Stock Mill Complex will not be impaired during the Trust Period;

(v)	promptly advise the Purchaser in writing of any material adverse change in the condition of the Stock Mill Complex during the Trust Period;

(vi)	not create, incur or assume any Encumbrance upon any of the Purchased Assets;

(vii)	not dispose of any of Purchased Assets; and

(viii)
take all actions within their control to ensure that the Vendor performs all of its obligations falling due during the Trust Period under all agreements relating to the Stock Mill Complex to which the Vendor is a party or by which it is bound.

(e)
Transfer of Purchased Assets. At or before the Transfer Date, the Vendor will cause all necessary steps and corporate proceedings to be taken in order to permit the transfer of the Purchased Assets following completion of the Trust Condition.

(f)	General Conveyance. At the Transfer Date, the Vendor will deliver in trust to the Trustee, for the benefit of the Purchaser subject to fulfillment of the Trust Conditions, the Transfer Documents.

(g)	Retail Sales Tax. At or before the Completion Time, the Vendor will deliver to the Purchaser a duplicate copy of a certificate issued pursuant to section 6 of the Retail Sales Tax Act (Ontario).

(h)	Transfer of Assigned Contracts. Vendor will deliver to the Trustee:

(i)	on the Transfer Date, an executed original of each of the Assigned Contracts;

(ii)	on the Transfer Date, one or more forms of assignment of the Assigned Contracts in form acceptable to the Purchaser, and

(iii)
on the Completion Date, consents to the assignment of all of the Assigned Contracts under which consent is required executed by all persons whose consent is required in form acceptable to the Purchaser.

(i)
Abandonment of Mineral Claim. On the Transfer Date, the Vendor will deliver to the Purchaser a notice of abandonment in respect of mineral claim #L3003826 in the Township of Hislop and shall execute and deliver to the Purchaser a mutual release in respect thereof.

(j)
Clavos Property. The parties acknowledge that the Clavos Property is currently not using electricity provided by the power lines which are located on the Stock Mill Complex, however; within 10 years following the Completion Date, the Vendor shall have the right to give a written notice to the Purchaser stating that the Vendor (i) intends to use such power lines, (ii) shall pay for the costs of installing a separate electricity meter for the purpose of measuring electricity consumption at the Clavos Property, and (iii) shall reimburse the Purchaser for all electricity costs incurred by the Vendor in respect of the Clavos Property, such reimbursement to be paid within 30 days from the Purchaser delivering to the Vendor of a statement of the amount owing and evidence satisfactory to the Vendor, acting reasonably, with respect to the calculation thereof.

6.2           Covenants by the Purchaser

The Purchaser covenants to the Vendor that it will do or cause to be done the following:

(a)
Confidentiality. Prior to the Completion Time and, if the transaction contemplated hereby is not completed, at all times after the Completion Time, the Purchaser will keep confidential all information obtained by it relating to the Stock Mill Complex, except such information which:

(i)	prior to the date hereof was already in the possession of the Purchaser, as demonstrated by written records;

(ii)	is generally available to the public, other than as a result of a disclosure by the Purchaser, or

(iii)	is made available to the Purchaser on a non-confidential basis from a source other than the Vendor or its representatives.

The Purchaser further agrees that such information will be disclosed only to those of its employees and representatives of its advisors who need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby.

Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the Vendor otherwise agrees, the Purchaser will, if possible, request confidentiality in respect of such governmental or other filings. If the transactions contemplated hereby are not consummated for any reason, the Purchaser will return forthwith, without retaining any copies thereof, all information and documents obtained from the Vendor.

(b)
Access to Core Samples. The Vendor shall be provided access during normal business hours following the Completion Date to any of its core samples unrelated to the Purchased Assets ("Unrelated Core Samples") and remaining at the Stock Mill Complex, provided, however, that the Vendor must remove such Unrelated Core Samples from the Stock Mill Complex within 12 months of the Completion Date, failing which it will have no further right of access to the Unrelated Core Samples.

(c)
Clavos Property. Upon receipt of the notice referred to in section 6.1(j), the Purchaser agrees to install at the Vendor's expense an internal electricity meter to measure electrical power consumed by the Vendor at the Clavos Property, which electricity will be charged to the Vendor on a monthly basis and paid as contemplated in section 6.1(j).

(d)
Work Performed by Purchaser During Trust Period. The Purchaser agrees that any work that it performs during the Trust Period for the benefit of the Purchased Assets will be for its own account and shall not be for the account of or on behalf of the Vendor.

(e)	Mutual Release in Respect of Mineral Claim. On the Transfer Date, the Purchaser shall execute and deliver to the Vendor a mutual release in respect of Apollo claim #L1048333.

(f)	Registration Statement. The Purchaser confirms that it has registered for resale the Apollo Shares pursuant to the Registration Statement, provided that:

(i)	in the event that the transactions contemplated herein are not completed for any reason, the Purchaser may withdraw such Registration Statement;

(ii)
it is understood and agreed that the Purchaser’s obligation to maintain the effectiveness of the foregoing registration shall terminate on the date on which Vendor can sell all of the Apollo Shares in a single transaction in compliance with Rule 144 under the United States Securities Act of 1933, as amended (or any similar rule then in force);

(iii)
at any time upon written notice to the Vendor and for a period not to exceed 120 days thereafter (the “Suspension Period”), the Purchaser may suspend the use or effectiveness of the Registration Statement (and the Vendor hereby agrees not to offer or sell any registrable securities pursuant to such registration statement during the Suspension Period) if the Purchaser reasonably believes that the Purchaser may, in the absence of such suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Purchaser, its stockholders, a potentially significant transaction or event involving the Purchaser, or any negotiations, discussions, or proposals directly relating thereto; and

(iv)
if at any time the SEC deems resales by the Vendor to be a primary offering of the Purchaser and at such time the Purchaser is ineligible to use Form S-3 for primary offerings, then the Purchaser shall be under no obligation to register for resale, or maintain the effectiveness of then existing Registration Statement in respect of, any the Apollo Shares during any such period; provided, however, that, if the Purchaser later becomes eligible to use Form S-3, then it shall register the Apollo Shares in accordance with the terms hereof.

ARTICLE 7
STANDSTILL

7.1           Standstill

Each of the Vendor and the Purchaser acknowledges and agrees that for a period of two years from the date hereof, it shall not, directly or indirectly, except with the prior written consent of the other party, which consent shall not be unreasonably withheld:

(a)	solicit the employment of any officer or employees of the other or such other's Affiliates;

(b)	acquire or agree to acquire, or make any proposal to acquire, in any manner, either directly or indirectly, any securities or property of the other party or its Affiliates;

(c)	commence an offer of any nature or kind whatsoever for any securities of the other party or its Affiliates, including a takeover bid, tender or exchange offer;

(d)
in respect of any shareholder meeting of the other party, solicit proxies from one or more holders of securities of the other party or its Affiliates or form, join or in any way participate in a proxy contest with respect to the securities of the other party or its Affiliates;

(e)
subject to the provisions contained in section 7.1(f) below, sell, transfer or dispose, in any manner either directly or indirectly, any securities of the other party or its Affiliates, provided that the Vendor shall be entitled to sell that number of the Apollo Shares during the time periods as set out below:

(i)	up to 3,000,000 Apollo Shares may be sold by the Vendor commencing as of the date hereof and terminating on June 30, 2008;

(ii)	up to 4,000,000 Apollo Shares may be sold by the Vendor commencing July 1, 2008 and terminating on September 31, 2008;

(iii)	up to 5,000,000 Apollo Shares may be sold by the Vendor commencing October 1, 2008 and terminating on December 31, 2008;

(iv)	subsequent to December 31, 2008 there will be no restrictions on the ability of the Vendor to sell any Apollo Shares;

(f)	the resale restrictions contained in section 7.1(e) above shall not apply in the following circumstances:

(i)
subject to the prior written approval of the Purchaser, which approval shall not be unreasonably withheld, the Vendor shall be entitled to sell any number of Apollo Shares in a private transaction to a third party purchaser at any time during the time periods set forth above on the condition that such third party purchaser agrees to abide by the resale restrictions contained in this section 7.1(e); and

(ii)
the Vendor shall be entitled to sell Apollo Shares through the facilities of the Toronto Stock Exchange (the "TSX") or the American Stock Exchange (the "AMEX") provided that the sale price for Apollo Shares is equal to or greater than the 5 day weighted average selling price of Apollo shares on the TSX or the AMEX for the 5 trading days immediately preceding the proposed date of any such sale;

(g)
conclude any understandings or enter into any agreement, or otherwise act in concert with any third party to propose or effect any business combination or other similar transaction of any nature or kind with respect to the other party or its Affiliates, provided that the aforesaid shall not prevent the board of directors of a party making a recommendation to its shareholders regarding any unsolicited proposal by a third party relating to a business combination or other similar transaction with such party itself; or

(h)	advise, assist or encourage any person or party or join with or in any way participate in a group which is acting jointly or in concert in connection with any of the foregoing;

provided, however, that the provisions of this section shall not be effective in the event that the transactions contemplated in this Agreement are not completed for any reason.

ARTICLE 8
RIGHT OF FIRST REFUSAL AND GRANT OF OPTION

8.1           Right of First Refusal

The Vendor hereby agrees, for a period of 24 months commencing on the Completion Date, to grant the Purchaser a right of first refusal to match a bona fide offer (a "Third Party Offer") from a third party dealing at arm’s length with the Vendor (the "Third Party Purchaser") to purchase all or any of the Additional Properties. Upon receipt of an Offer, the Vendor will give written notice (the “Selling Notice”) to the Purchaser of its intention to sell such Additional Properties. The Selling Notice will offer to sell to the Purchaser the Additional Properties as specified in the Third Party Offer on the terms contained in the Third Party Offer and will include a true copy of the Third Party Offer and the name of the Third Party Purchaser and any person controlling the Third Party Purchaser, directly or indirectly. The Purchaser will have 30 days from its receipt of the Third Party Offer to accept it by notice in writing to the Vendor. If the Purchaser fails to respond in writing within such 30 day period, it will be deemed to have declined the Offer.

8.2           Grant of Option

The Vendor hereby grants to the Purchaser, subject to the terms and conditions set out in this Article 8, an irrevocable option (the "Option") to purchase from the Vendor, all but not less than all of the Additional Properties free and clear of all Encumbrances, at any time and commencing on the 2nd anniversary of the Completion Date to and including the 10th anniversary of the Completion Date (the "Option Period"), at an exercise price of $500,000 (the "Exercise Price").

8.3           Notice of Exercise

The Option shall be exercisable by the Purchaser delivering an irrevocable written notice to the Vendor (an "Exercise Notice") at its address hereinafter provided during the Option Period, stating that it will exercise the Option, together with a certified cheque or bank draft payable to or to the order of the Vendor for the Exercise Price on the date specified in the Exercise Notice (the "Option Closing Date") which shall be at lest 30 days, or no more than 60 days, from the date of the Exercise Notice.

8.4           Transfer of Title to Additional Properties

On the Option Closing Date, the Vendor shall deliver to the Purchaser all title documents necessary to transfer title to the Additional Properties free and clear of all Encumbrances.

8.5           No Obligation to Purchase

Unless the Purchaser shall have delivered the Exercise Notice, nothing herein contained shall obligate the Purchaser to purchase and/or pay for the Additional Properties.

8.6           Termination of Option

The Option shall expire and all rights to purchase the Additional Properties hereunder shall cease and become null and void as at the expiration of the Option Period.

ARTICLE 9
CONDITIONS

9.1           Conditions to the Obligations of the Purchaser

Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Completion Time, and the Vendor covenants to use its best efforts to ensure that such conditions are fulfilled.

(a)
Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Vendor contained in section 4.1 of this Agreement shall be true and accurate on the date hereof and at the Completion Time with the same force and effect as though such representations and warranties had been made as of the Completion Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given). In addition, the Vendor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Completion Time. In addition, the Vendor shall have delivered to the Purchaser a certificate confirming that the facts with respect to each of the above-noted representations and warranties of the Vendor are as set out herein at the Completion Time and that the Vendor has performed all covenants required to be performed by it hereunder.

(b)
Material Adverse Changes. During the Trust Period there will have been no change in the condition in the Purchased Assets, howsoever arising, except changes which have occurred in the ordinary course of business and which, individually or in the aggregate, have not affected and may not affect the Purchased Assets in any material adverse respect. Without limiting the generality of the foregoing, during the Trust Period, no damage to or destruction of any material part of the Purchased Assets shall have occurred, whether or not covered by insurance.

(c)
No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, is likely to result in an order, decision or ruling:

(i)	to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Assets contemplated hereby or the right of the Purchaser to own the Purchased Assets, or

(ii)	to impose any limitations or conditions which may have a material adverse effect on the Purchased Assets.

(d)
Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained, including the consents referred to in Schedule "E" attached hereto.

(e)
Effective Registration of Transfers. Where the transaction will be completed by electronic registration pursuant to Part III of the Land Registration Reform Act, R.S.O. 1990, Chapter L4 and the Electronic Registration Act, S.O. 1991, Chapter 44, and any amendments thereto, the Vendor and Purchaser acknowledge and agree that the deliveries set out in this Agreement will: (a) not occur at the same time as the registration of the transfer of Real Properties and Mining Leases (and any other documents intended to be registered in connection with the completion of this transaction) and (b) be held in escrow and not released except in accordance with the terms of the Document Registration Agreement.

(f)
Opinion of Vendor's Counsel. At the Transfer Date, the Purchaser shall have received an opinion of legal counsel for the Vendor in the form satisfactory to the Purchaser which opinion may rely on certificates of one or more senior officers of the Vendor as to factual matters.

9.2           Waiver or Termination by Purchaser

The conditions contained in section 9.1 hereof are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. The Vendor acknowledges that the waiver by the Purchaser of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Vendor herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in section 9.1 hereof are not fulfilled or complied with as herein provided, the Purchaser may, at or prior to the Completion Time at its option, rescind this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor, then the Vendor shall also be released from all obligations hereunder.

9.3           Conditions to the Obligations of the Vendor

Notwithstanding anything herein contained, the obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Completion Time, and the Purchaser will use its best efforts to ensure that such conditions are fulfilled.

(a)
Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate on the date hereof and at the Completion Time with the same force and effect as though such representations and warranties had been made as of the Completion Time (regardless of the date as of which the information in this Agreement or any such schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Completion Time. In addition, the Purchaser shall have delivered to the Vendor a certificate confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Completion Time and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

(b)
No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Vendor, is likely to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby.

(c)
Opinion of Purchaser's Counsel. At the Transfer Date, the Vendor shall have received an opinion of the Purchaser's counsel in the form satisfactory to the Vendor which opinion may rely on certificates of senior officers of the Purchaser as to factual matters.

9.4           Waiver or Termination by Vendor

The conditions contained in section 9.3 hereof are inserted for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. The Purchaser acknowledges that the waiver by the Vendor of any condition or any part of any condition shall constitute a waiver only of such condition or such part of such condition, as the case may be, and shall not constitute a waiver of any covenant, agreement, representation or warranty made by the Purchaser herein that corresponds or is related to such condition or such part of such condition, as the case may be. If any of the conditions contained in section 9.3 hereof are not fulfilled or complied with as herein provided, the Vendor may, at or prior to the Closing Time at its option, rescind this Agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser, then the Purchaser shall also be released from all obligations hereunder.

ARTICLE 10
TRUST CLOSING

10.1         Closing Arrangements

Subject to the terms and conditions hereof, the Trust Closing shall take place at 10:00 a.m. (Toronto time) on the Transfer Date at the offices of Lang Michener LLP at Brookfield Place, Suite 2500, 181 Bay Street, Toronto, Ontario M5J 2T7 or at such other place or places as may be mutually agreed upon by the Vendor and the Purchaser.

10.2         Documents to be Delivered

On or before the Transfer Date, the Vendor shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Trustee as contemplated in section 3.1 hereof, all documents, instruments and things which are to be delivered by the Vendor pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor all cheques or bank drafts and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered at the Transfer Date pursuant to the provisions of this Agreement (the "Trust Closing").

ARTICLE 11
INDEMNIFICATION AND SET-OFF

11.1         Indemnity by the Vendor

(a)
The Vendor hereby agrees to indemnify and save the Purchaser harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

(i)
any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendor contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

(iii)	any liabilities of the Vendor other than the Assumed Liabilities;

(iv)	the operations of the Stock Mill Complex prior to the Transfer Date; and

(v)	all costs and expenses including, without limitation, legal fees on a solicitor and client basis, incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Vendor pursuant to paragraph (a) of this section will be:

(i)	subject to the limitations referred to in section 5.1 hereof with respect to the survival of the representations and warranties by the Vendor;

(ii)	subject to the limitations referred to in section 5.3 hereof;

(iii)	subject the provisions of section 11.3 hereof; and

(iv)	shall not apply in respect of any work performed by the Purchaser at the Stock Mill Complex during the Trust Period.

(c)
The Vendor and the Purchaser hereby waive compliance with the provisions of the Bulk Sales Act (Ontario) in relation to the transaction provided for in this Agreement and the Vendor hereby agrees that, if the Bulk Sales Act (Ontario) applies to the transaction provided for in this Agreement, the Vendor shall indemnify and save harmless the Purchaser from and against all loss, liability, cost and expense which it may incur due to such waiver of the provisions of the Bulk Sales Act (Ontario) in relation to the completion of the transaction provided for in this Agreement.

11.2         Indemnity by the Purchaser

(a)
The Purchaser hereby agrees to indemnify and save the Vendor harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense which may be made or brought against the Vendor or which the Vendor may suffer or incur as a result of, in respect of or arising out of:

(i)
any non-performance or non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any document given in order to carry out the transactions contemplated hereby;

(ii)
any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

(iii)	any failure by the Purchaser to pay, satisfy, discharge, perform or fulfill any of the Assumed Liabilities;

(iv)	the operations of the Stock Mill Complex from and after the Transfer Date; and

(v)	all costs and expenses including, without limitation, legal fees on a solicitor and client basis, incidental to or in respect of the foregoing.

(b)	The obligations of indemnification by the Purchaser pursuant to paragraph (a) of this section will be:

(i)	subject to the limitations referred to in section 5.2 hereof with respect to the survival of the representations and warranties by the Purchaser;

(ii)	subject to the limitations referred to in section 5.3 hereof, and

(iii)	subject to the provisions of section 11.3 hereof.

11.3         Provisions Relating to Indemnity Claims

The following provisions will apply to any claim by the either the Vendor or the Indemnified Party (the "Indemnified Party") for indemnification by the other (the "Indemnifying Party") pursuant to section 11.1 or 11.2 hereof, as the case may be (hereinafter, in this section, called an "Indemnity Claim").

(a)
Promptly after becoming aware of any matter that may give rise to an Indemnity Claim, the Indemnified Party will provide to the Indemnifying Party written notice of the Indemnity Claim specifying (to the extent that information is available) the factual basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances.

(b)
If an Indemnity Claim relates to an alleged liability to any other person (hereinafter, in this section, called a "Third Party Liability"), including without limitation any governmental or regulatory body or any taxing authority, which is of a nature such that the Indemnified Party is required by applicable law to make a payment to a third party before the relevant procedure for challenging the existence or quantum of the alleged liability can be implemented or completed, then the Indemnified Party may, notwithstanding the provisions of paragraphs (c) and (d) of this section, make such payment and forthwith demand reimbursement for such payment from the Indemnifying Party in accordance with this Agreement; provided that, if the alleged liability to the third party as finally determined upon completion of settlement negotiations or related legal proceedings is less than the amount which is paid by the Indemnifying Party in respect of the related Indemnity Claim, then the Indemnified Party shall forthwith following the final determination pay to the Indemnifying Party the amount by which the amount of the liability as finally determined is less than the amount which is so paid by the Indemnifying Party.

(c)
The Indemnified Party shall not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Third Party Liability as to which it proposes to assert an Indemnity Claim, except with the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), unless there is a reasonable possibility that such Third Party Liability may materially and adversely affect the condition of the Purchased Assets or the Indemnified Party, in which case the Indemnified Party shall have the right, after notifying the Indemnifying Party, to negotiate, settle, compromise or pay such Third Party Liability without prejudice to its rights of indemnification hereunder.

(d)
With respect to any Third Party Liability, provided the Indemnifying Party first admits the Indemnified Party's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

(i)
except as contemplated by subparagraph (iii) below, the Indemnifying Party will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related legal, administrative or other proceedings, but the Indemnified Party shall have the right and shall be given the opportunity to participate in the defence of the Third Party Liability, to consult with the Indemnifying Party in the settlement of the Third Party Liability and the conduct of related legal, administrative and other proceedings (including consultation with counsel) and to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party;

(ii)
the Indemnifying Party will co-operate with the Indemnified Party in relation to the Third Party Liability, will keep it fully advised with respect thereto, will provide it with copies of all relevant documentation as it becomes available, will provide it with access to all records and files relating to the defence of the Third Party Liability and will meet with representatives of the Indemnified Party at all reasonable times to discuss the Third Party Liability, and

(iii)
notwithstanding subparagraphs (i) and (ii), the Indemnifying Party will not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which could, in the reasonable opinion of the Indemnified Party, have a material adverse affect on the condition of the Purchased Assets or the Indemnified Party, except with the prior written consent of the Indemnified Party.

(e)
If, with respect to any Third Party Liability, the Indemnifying Party does not admit the Indemnified Party's right to indemnification or decline to assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability, then the following provisions will apply:

(i)
the Indemnified Party, at its discretion, may assume carriage of the settlement or of any legal, administrative or other proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as the Indemnified Party, acting in good faith, considers advisable, and

(ii)
any cost, lost, damage or expense incurred or suffered by the Indemnified Party in the settlement of such Third Party Liability or the conduct of any legal, administrative or other proceedings shall be added to the amount of the Indemnity Claim.

11.4         Right of Set-Off

The Purchaser shall have the right to satisfy any amount from time to time owing by it to the Vendor by way of set-off against any amount from time to time owing by the Vendor to the Purchaser, including any amount owing to the Purchaser pursuant to the Vendor's indemnification pursuant to section 11.1 hereof.

ARTICLE 12
GENERAL PROVISIONS

12.1         Further Assurances

Each of the Vendor and the Purchaser hereby covenants and agrees that at any time and from time to time after the Completion Date it will, upon the request of the others, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

12.2         Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

12.3         Notices

(a)
Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally to an officer or director of such party;

(ii)	sent to the party entitled to receive it by registered mail, postage prepaid, mailed in Canada, or

(iii)	sent by telecopy machine.

(b)	Notices shall be sent to the following addresses or telecopy numbers:

(i)	in the case of the Vendor;

St Andrew Goldfields Ltd. 1540 Cornwall Road Suite 212 Oakville, Ontario L6J 7W5 Attention: Mr. Jacques Perron

(ii)	in the case of the Purchaser:

Apollo Gold Corporation 5655 South Yosemite Street Suite 200 Greenwood Village, Colorado 80111-3220 Attention: Mr. R. David Russell

or to such other address or telecopier number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall

(iii)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(iv)
if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mails, allowing for such discontinuance or interruption of regular postal service, and

(c)	if sent by telecopy machine, be deemed to have been given, sent, delivered and received on the date the sender receives the telecopy answer back confirming receipt by the recipient.

12.4         Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

12.5         Expenses of Parties

Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

12.6        Brokerage and Finder's Fees

It is understood and agreed that no broker, agent or other intermediary acted for either the Vendor or the Purchaser in connection with the sale or purchase of the Purchased Assets, provided that (i) the Vendor agrees to indemnify the Purchaser and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of the Vendor or any of its Affiliates, and (ii) the Purchaser will indemnify the Vendor and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser or any of its Affiliates.

12.7         Announcements

No announcement with respect to this Agreement will be made by any party hereto without the prior approval of the other parties. The foregoing will not apply to any announcement by any party required in order to comply with laws pertaining to timely disclosure, provided that such party consults with the other parties before making any such announcement.

12.8        Assignment

The rights of the Vendor hereunder shall not be assignable without the written consent of the Purchaser. The rights of the Purchaser hereunder shall not be assignable without the written consent of the Vendor.

12.9        Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.10      Entire Agreement

This Agreement and the schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

12.11      Planning Act

This Agreement shall only be effective to create an interest in the Real Property if the subdivision control provisions of the Planning Act (Ontario) are complied with by the Vendor on or before the Transfer Date and the Vendor covenants to proceed diligently at its expense to obtain any necessary consent on or before Transfer Date. The Vendor has no knowledge that completion of the transactions provided for in this Agreement will require any consent under the Planning Act (Ontario) and if any consent is required the Vendor will obtain such consent prior to the Transfer Date, at its sole cost and expense. If requested by the Purchaser, the Vendor covenants that the transfer/deeds of land to be delivered on the Transfer Date shall contain statements contemplated by section 50(22) of the Planning Act (Ontario).

12.12  Waiver

Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

12.13  Amendments

No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

IN WITNESS WHEREOF the parties hereto have duly executed this agreement under seal as of the day and year first written above.

EXECUTION PAGE TO FOLLOW

APOLLO GOLD CORPORATION

By:	/s/ R. David Russell
R. David Russell President and Chief Executive Officer

ST ANDREW GOLDFIELDS LTD.

By:	/s/ Jacques Perron
Jacques Perron President and Chief Executive Officer

FOGLER, RUBINOFF LLP

By:	/s/ G. Michael Hobart